Exhibit 99.1

For Further Information:

Investors:	H. Gene Shiels 281-504-4886
Media:	Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

HOUSTON, TX. - March 2, 2011 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter and year ended December 31, 2010.

2010 FOURTH QUARTER HIGHLIGHTS

•	Sales volume increased 10% year-on-year to 67 kilotons

•	Sales revenues increased 21% year-on-year to $288 million

•	Net income was $10 million in the fourth quarter 2010, compared to a net loss of $2 million in the fourth quarter 2009

•	GAAP earnings were $0.32 per fully-diluted share in the fourth quarter 2010

•	Restructuring and other non-recurring charges in the quarter were approximately $4 million or $0.12 per share

•	Adjusted EBITDA(1) (2) was $34 million, reflecting a margin of 12% of revenues

•	LIFO to FIFO expense was $8 million, as compared to $13 million income in the fourth quarter 2009

•	Cash at quarter end was $93 million, up $15 million from September 30, 2010

“We are pleased with our fourth quarter results, delivering strong volume and revenue growth year-on-year as we continued to make progress in our base business and with our key innovation programs,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “In closing our first full calendar year as a public company, we posted revenue of $1.2 billion and Adjusted EBITDA of $195 million. Moreover, we continued to position the company for the future by delivering on key strategic initiatives we have established, including continuing our price right strategy, advancing our innovation-based revenue, adding critical capabilities within the company, flawlessly executing on our capital investment programs and developing plans for future expansion, including Asian hydrogenated styrenic block copolymer capacity,” added Fogarty. “Building upon the momentum of 2010, in February we completed a very successful refinancing of our bank and public debt, extending our maturities and adding significant liquidity and financial flexibility. As a result, we enter 2011 as an even stronger company, well-positioned for further growth.”

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(US $ in thousands, except per share amounts)	2010	2009	2010	2009
Revenues	$288,165	$250,708	$1,228,425	$968,004

Adjusted EBITDA(1) (2)	$34,312	$35,045	$194,906	$91,359

Net income / (loss)	$10,299	$(1,516)	$96,725	$(290)

Net income / (loss) per diluted share(3)	$0.32	$(0.07)	$3.07	$(0.01)

Net cash provided by operating activities	$34,622	$31,656	$55,360	$72,805

(1)	A reconciliation of Adjusted EBITDA to Net income / (loss) is included in the accompanying financial tables.
(2)	Adjusted EBITDA is EBITDA less restructuring and related charges, non-cash expenses, management fees and gains on the extinguishment of debt.
(3)	Calculation of net income per diluted share for the periods shown is impacted by the increase in weighted average shares outstanding following the company’s initial public offering in December 2009.

4Q 2010 versus 4Q 2009 Results

Sales revenues in the fourth quarter 2010 were $288 million, an increase of approximately 21% compared to the fourth quarter 2009. The increase in sales revenues compared to the fourth quarter 2009 was primarily the result of higher sales volumes and the impact of price increases implemented in response to rising raw material costs and other factors. Sales volume in the fourth quarter 2010 was 67 kilotons, up 10% compared to the fourth quarter 2009.

Adjusted EBITDA in the fourth quarter 2010 was $34 million, or 12% of revenue, compared to $35 million, or 14% of revenue in the fourth quarter 2009. The spread between LIFO and FIFO had a negative impact on fourth quarter 2010 Adjusted EBITDA of $8 million, and a positive impact of $13 million in the fourth quarter 2009.

Fourth quarter 2010 net income was $10 million or $0.32 per diluted share, compared to a fourth quarter 2009 net loss of $2 million or $(0.07) per diluted share. Fourth quarter 2010 earnings per share were negatively impacted by approximately $0.12 per share associated with restructuring costs and other non-recurring charges.

FY 2010 versus FY 2009 Results

Sales revenues in 2010 were $1,228 million, an increase of approximately 33% compared to 2009. The increase in sales revenues compared 2009 was primarily the result of higher sales volumes and increased pricing in response to rising raw material costs and other factors. Full year 2010 sales volume was 307 kilotons, up 18% compared to 2009.

Adjusted EBITDA in 2010 was $195 million or 16% of revenue, compared to $91 million or 9% of revenue in 2009.

Full-year 2010 net income was $97 million or $3.07 per diluted share, compared to a full-year 2009 net loss of $0.3 million or $(0.01) per diluted share. Full-year 2010 earnings per share were negatively impacted by approximately $0.19 per share associated with restructuring costs and other non-recurring charges.

Cash Flow

During the fourth quarter, net cash provided by operating activities was $35 million, compared to net cash provided by operating activities of $32 million in the fourth quarter of 2009 and $72 million in the third quarter of 2010. Net capital expenditures in the fourth quarter 2010 were $23 million versus $17 million in the fourth quarter 2009 and $13 million in the third quarter 2010. Net capital expenditures in 2010 were $56 million, compared to $50 million in 2009.

END USE MARKET INFORMATION

Revenue in our Advanced Materials end use market increased $17 million or approximately 23% to $92 million in the fourth quarter 2010 compared to the fourth quarter 2009.

“Revenue in our Advanced Materials end use market increased, reflecting volume recovery in our base business as well as price improvement and incremental volume growth, led by personal care and consumer disposable applications,” said Fogarty. “We also saw volume growth in our innovative product offerings such as alternatives for PVC used in wire and cable and medical applications.”

Revenue in our Adhesives, Sealants and Coatings end use market increased $11 million or approximately 13% to $93 million in the fourth quarter 2010 compared to the fourth quarter 2009.

“In our Adhesives, Sealants and Coatings end use market, the increase in revenue was largely driven by increased pricing. We did experience volume growth in personal care and in specialty tape applications. In response to the industry shortage of certain tackifier resins which emerged in the second half of 2010, we completed development of alternative product formulations that work with a broad spectrum of available resins,” said Fogarty. “We also continue to be encouraged by the increase in demand for our innovative products sold into protective film applications,” Fogarty added.

Revenue in our Paving and Roofing end use market increased $15 million or approximately 31% to $64 million in the fourth quarter 2010 compared to the fourth quarter 2009.

“Revenue growth in our Paving & Roofing end use was driven by increased roofing volume in Europe and to a lesser extent in North America, and by price increases implemented to offset higher monomer costs,” said Fogarty. “In North America, paving activity was hindered by a lack of incremental funding available for infrastructure projects.”

Revenue in our Emerging Businesses end use market increased $3 million or approximately 14% to $27 million in the fourth quarter 2010 compared to the fourth quarter 2009.

“In the fourth quarter we continued to see strong demand for our CariflexTM isoprene rubber and isoprene rubber latex, which is used in high-end surgical gloves, condoms and medical components,” said Fogarty. “We look forward to completion of the isoprene rubber line conversion at our Belpre, Ohio facility and completion of the isoprene rubber latex capacity expansion in Paulinia, Brazil in the coming months, and we are anticipating our next expansion project to support further growth in this business.”

OUTLOOK

“Based upon existing market trends, we currently expect that our first quarter 2011 sales volume will be up 5-7% compared to the first quarter 2010,” said Fogarty. “In addition, we believe pricing for our three primary feedstocks, on average, will be higher in the first quarter of 2011 than in the fourth quarter of 2010, as monomer prices reflect factors such as higher crude oil prices and other supply/demand fundamentals such as the shortage of natural rubber, which has increased demand for butadiene and isoprene used in the production of natural rubber substitutes. As a result of the movement in raw material prices, we expect to recognize a LIFO to FIFO benefit in the first quarter of 2011. Finally, we expect capital expenditure to be $80 to $85 million in 2011, largely driven by completion of the CariflexTM isoprene rubber and latex projects in Belpre, Ohio and Paulinia, Brazil respectively, on-going expenditures in our four-year process control system upgrades also in Belpre, and initial expenditures associated with our anticipated Asian HSBC expansion project.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income/loss. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from EBITDA amounts calculated by us under our debt instruments.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday March 3, 2011 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full-year 2010 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on March 3, 2011 through 11:59 p.m. Eastern Time on March 17, 2011. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 800-294-4341 and International callers dial 203-369-3229.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; infringement of our products on the intellectual property rights of others; seasonality in our Paving and Roofing business; financial and operating constraints related to our substantial level of indebtedness; product liability claims and other lawsuits arising from environmental damage or personal injuries associated with chemical manufacturing; political and economic risks in the various countries in which we operate; the inherently hazardous nature of chemical manufacturing; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; fluctuations in currency exchange rates ; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; and concentration of ownership among our principal stockholders, which may prevent new investors from influencing significant corporate decisions and other risks and uncertainties described in this press release and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,
	2010	2009
Operating Revenues
Sales	$288,165	$238,301
Other	—	12,407

Total operating revenues	288,165	250,708
Cost of Goods Sold	228,793	189,840

Gross Profit	59,372	60,868

Operating Expenses
Research and development	5,947	6,097
Selling, general and administrative	23,652	22,919
Depreciation and amortization of identifiable intangibles	13,178	25,169

Total operating expenses	42,777	54,185

Earnings of Unconsolidated Joint Venture	170	98
Interest Expense, Net	5,506	9,179

Income (Loss) Before Income Taxes	11,259	(2,398)
Income Tax Expense (Benefit)	960	(882)

Net Income (Loss)	$10,299	$(1,516)

Earnings (Loss) per common share
Basic	$0.33	$(0.07)
Diluted	$0.32	$(0.07)

Weighted average common shares outstanding
Basic	31,147	21,064
Diluted	31,910	21,064

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years ended December 31,
	2010	2009
Operating Revenues
Sales	$1,228,425	$920,362
Other	—	47,642

Total operating revenues	1,228,425	968,004
Cost of Goods Sold	927,932	792,472

Gross Profit	300,493	175,532

Operating Expenses
Research and development	23,628	21,212
Selling, general and administrative	92,305	79,504
Depreciation and amortization of identifiable intangibles	49,220	66,751

Total operating expenses	165,153	167,467

Gain on Extinguishment of Debt	—	23,831
Earnings of Unconsolidated Joint Venture	487	403
Interest Expense, Net	23,969	33,956

Income (Loss) Before Income Taxes	111,858	(1,657)
Income Tax Expense (Benefit)	15,133	(1,367)

Net Income (Loss)	$96,725	$(290)

Earnings (Loss) per common share
Basic	$3.13	$(0.01)
Diluted	$3.07	$(0.01)

Weighted average common shares outstanding
Basic	30,825	19,844
Diluted	31,379	19,844

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$92,750	$69,291
Receivables, net of allowances of $947 and $1,335	136,132	115,329
Inventories of products, net	325,120	284,258
Inventories of materials and supplies, net	9,631	10,862
Deferred income taxes	—	3,107
Other current assets	38,749	16,770

Total current assets	602,382	499,617

Property, plant and equipment, less accumulated depreciation of $252,387 and $236,558	365,366	354,860
Identifiable intangible assets, less accumulated amortization of $50,123 and $42,741	70,461	75,801
Investment in unconsolidated joint venture	13,589	12,078
Deferred financing costs	3,172	7,318
Other long-term assets	25,753	24,825

Total Assets	$1,080,723	$974,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$2,304	$2,304
Accounts payable-trade	86,699	93,494
Deferred income taxes	595	—
Other payables and accruals	60,782	68,271
Due to related party	19,264	19,006

Total current liabilities	169,644	183,075
Long-term debt, net of current portion	380,371	382,675
Deferred income taxes	14,089	13,488
Long-term liabilities	64,242	46,477

Total liabilities	628,346	625,715

Stockholders’ Equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 31,390 shares issued and outstanding at December 31, 2010; 29,709 shares issued and outstanding at December 31, 2009	314	297
Additional paid in capital	334,457	311,665
Retained earnings	96,711	(14)
Accumulated other comprehensive income	20,895	36,836

Total stockholders’ equity	452,377	348,784

Total Liabilities and Stockholders’ Equity	$1,080,723	$974,499

KRATON PERFORMANCE POLYMERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$96,725	$(290)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of identifiable intangibles	49,220	66,751
Accretion of debt discount	—	5
Inventory impairment	—	1,769
Amortization of deferred financing costs	2,071	4,090
(Gain) loss on disposal of fixed assets	(54)	348
Gain on extinguishment of debt	—	(23,831)
Gain on settlement of insurance note payable	(131)	—
Change in fair value of interest rate swaps	(450)	(2,827)
Distributed (undistributed) earnings in unconsolidated joint venture	(84)	30
Deferred income tax expense (benefit)	6,389	(4,623)
Non-cash compensation related to equity awards	3,472	2,160
Decrease (increase) in
Accounts receivable	(22,315)	(16,680)
Inventories of products, materials and supplies	(46,711)	44,060
Other assets	(24,871)	(305)
Increase (decrease) in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(6,055)	8,328
Due to related party	(1,846)	(6,180)

Net cash provided by operating activities	55,360	72,805

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(53,435)	(38,101)
Purchase of software	(2,242)	(15,322)
Proceeds from sale of property, plant and equipment	30	3,870

Net cash used in investing activities	(55,647)	(49,553)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	69,000	144,000
Repayment of debt	(71,304)	(308,131)
Cash contribution from member	—	—
Proceeds from issuance of common stock	11,197	126,725
Costs associated with the issuance of common stock	(534)	—
Proceeds from stock based compensation	7,974	—
Proceeds from insurance note payable	3,518	3,706
Repayment of insurance note payable	(3,387)	(3,706)
Deferred financing costs	—	(3,216)

Net cash provided by (used in) financing activities	16,464	(40,622)

Effect of exchange rate differences on cash	7,282	(14,735)

Net increase (decrease) in cash and cash equivalents	23,459	(32,105)
Cash and cash equivalents at beginning of period	69,291	101,396

Cash and cash equivalents at end of period	$92,750	$69,291

Supplemental Disclosures
Cash paid during the period for income taxes	$4,625	$9,164
Cash paid during the period for interest	$23,723	$34,707

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

We reconcile Net Income/(Net Loss) to EBITDA and Adjusted EBITDA as follows:

	Three months ended December 31,
	2010	2009
Net Income/(Net Loss)	$10,299	$(1,516)
Plus
Interest expense, Net	5,506	9,179
Income tax expense (benefit)	960	(882)
Depreciation and amortization expenses	13,178	25,170

EBITDA (a)	$29,943	$31,951
Add (deduct):
Management fees and expenses	—	500
Restructuring and related charges (b)	3,733	2,144
Other non-cash expenses (c)	636	450

Adjusted EBITDA (a)	$34,312	$35,045

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the first-in, first-out (FIFO) basis of accounting and the last-in, first-out (LIFO) basis of accounting. The spread between the LIFO and FIFO basis resulted in a negative impact to EBITDA and Adjusted EBITDA of approximately $8 million for the three months ended December 31, 2010. Conversely, EBITDA and Adjusted EBITDA, as reflected above, were positively impacted by approximately $13 million for the three months ended December 31, 2009.
(b)	2010 restructuring and related charges consisted primarily of consulting fees, severance expenses and other charges associated with the restructuring of our European organization. 2009 charges consisted primarily of a one-time charge to terminate the management fee arrangement. Both periods also reflect charges associated with evaluating merger and acquisition transactions and potential debt refinancing.
(c)	For both periods, charges consisted primarily of non-cash compensation.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows:

	Three months ended December 31,
	2010	2009
Cost of goods sold	$—	$440
Research and development	—	—
Selling, general and administrative	3,733	1,704

Total restructuring and related charges	$3,733	$2,144

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

We reconcile Net Income/(Net Loss) to EBITDA and Adjusted EBITDA as follows:

	Years ended December 31,
	2010	2009
Net Income/(Net Loss)	$96,725	$(290)
Plus
Interest expense, Net	23,969	33,956
Income tax expense (benefit)	15,133	(1,367)
Depreciation and amortization expenses	49,220	66,751

EBITDA (a)	$185,047	$99,050
Add (deduct):
Management fees and expenses	—	2,000
Restructuring and related charges (b)	6,387	9,677
Other non-cash expenses (c)	3,472	4,463
Gain on extinguishment of debt (d)	—	(23,831)

Adjusted EBITDA (a)	$194,906	$91,359

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the first-in, first-out (FIFO) basis of accounting and the last-in, first-out (LIFO) basis of accounting. The spread between the LIFO and FIFO basis resulted in a positive impact to EBITDA and Adjusted EBITDA of approximately $12 million for the year ended December 31, 2010. Conversely, EBITDA and Adjusted EBITDA, as reflected above, were negatively impacted by approximately $18 million for the year ended December 31, 2009.
(b)	2010 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization as well as expenses associated with our secondary public offering. 2009 charges consisted primarily of costs associated with the exit of the Pernis facility. Both periods also reflect charges associated with evaluating merger and acquisition transactions and potential debt refinancing.
(c)	For both periods, consists primarily of non-cash compensation. For 2009, also reflects the non-cash inventory impairment to lower inventory from FIFO cost to market value and losses on the sale of fixed assets.
(d)	In 2009, reflects the non-recurring cash gain related to bond repurchases.

Restructuring and related charges discussed above were recorded in the Consolidated Statements of Operations, as follows:

	Years ended December 31,
	2010	2009
Cost of goods sold	$—	$6,747
Research and development	—	—
Selling, general and administrative	6,387	2,930

Total restructuring and related charges	$6,387	$9,677